UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/20/2011

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3030 Orchard Parkway
San Jose, California 95134
(Address of principal executive offices, including zip code)

408-822-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On May 20, 2011, Fairchild Semiconductor International, Inc., Fairchild Semiconductor Corporation and certain of their domestic subsidiaries (collectively "Fairchild") entered into a $400 million, five-year senior secured revolving credit facility (the "Facility") the terms of which are set forth in a Credit Agreement dated as of May 20, 2011 among Fairchild, the lenders named therein and JPMorgan Chase Bank, NA, as administrative agent. At closing, Fairchild paid off all indebtedness under its old credit facility using approximately $19 million in cash and $300 million of indebtedness under the new Facility. The old credit facility was terminated coincident with the closing of the Facility.
The new Facility includes the following features:
- $400 million revolving credit facility;
- $50 million availability for the issuance of letters of credit;
- $10 million availability for swingline loans for short-term borrowings;
Except in the case of a default and subject to customary closing conditions, Fairchild has the ability to increase the size of the Facility from time-to-time on one or more occasions in an aggregate principal amount not to exceed $150 million;
Fairchild's obligations under the Facility are guaranteed by certain of its domestic subsidiaries and are secured by a pledge of 100% of the equity interests in the company's domestic subsidiaries and 65% of the equity interests of certain of the company's first-tier non-U.S. subsidiaries. Additionally, the Credit Agreement contains affirmative and negative covenants that are customary for a senior secured credit agreement of this nature. The negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with the company's affiliates. The Credit Agreement contains only two financial covenants: (i) a maximum leverage ratio of total consolidated indebtedness to adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA") for the trailing four consecutive quarters of 3.25 to 1.00 and (ii) a minimum interest coverage ratio of adjusted EBITDA to consolidated interest expense for the trailing four consecutive quarters of at least 3.0 to 1.0. The Facility provides for LIBOR based borrowings at an interest rate of LIBOR plus 1.75%.
The above description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the company's quarterly report on Form 10-Q for the quarter ended June 26, 2011. A copy of the company's press release announcing that the company has entered into the Credit Agreement is attached as Exhibit 99.1 to this current report on Form 8-K, and is incorporated herein by reference.

Item 1.02.    Termination of a Material Definitive Agreement

Concurrent with Fairchild's entry into the new Facility as described in Item 1.01 above, the company terminated its previous credit facility, dated as of June 26, 2006 between Fairchild and Deutsche Bank Trust Company Americas, as Administrative Agent (the "2006 Credit Agreement"). On May 20, 2011, Fairchild paid all principal outstanding and interest due under the 2006 Credit Agreement.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by Item 2.03 contained in Item 1.01 above is incorporated by reference in this Item 2.03.

Item 9.01.    Financial Statements and Exhibits

d) Exhibits

Exhibit Number                 Description

99.1                        Press Release dated May 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: May 23, 2011	By:	/s/ Paul D. Delva
Paul D. Delva
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated May 23, 2011